            Consent of Independent Registered Public Accounting Firm

We consent to the use in this Post-Effective Amendment No. 9/Amendment
No. 9 to the Registration Statement No. 333-101777/811-21263 on Form N-4 of our report dated March 19, 2007, relating to the financial statements of MetLife of CT Separate Account Thirteen for Variable Annuities (formerly, Travelers Separate Account Thirteen for Variable Annuities), and the use of our report dated March 30, 2007 on the consolidated financial statements and financial statement schedules of MetLife Insurance Company of Connecticut ("MetLife Connecticut") (formerly known as "The Travelers Insurance Company") and its subsidiaries (collectively the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a Transfer Agreement entered into on October 11, 2006 between MetLife Connecticut and MetLife Investors Group, Inc. ("MLIG"), both subsidiaries of MetLife, Inc. ("MetLife"), pursuant to which MetLife Connecticut acquired all of the stock of MetLife Investors USA Insurance Company ("MLI-USA") from MLIG. As the transaction was between entities under common control, the transaction was recorded and accounted for in a manner similar to a pooling-of-interests from July 1, 2005 (the "Acquisition Date"); further, as MLI-USA has been controlled by MetLife for longer than MetLife Connecticut, all amounts reported for periods prior to the Acquisition Date are those of MLI-USA) both appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" appearing in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Certified Public Accountants

Tampa, Florida
April 3, 2007